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                                     EXHIBIT 99.1

Letter dated June 16, 1998, from Bert Fingerhut, Chairman of the Board of Directors and Acting Chief Executive Officer of Cortech, to Paul O. Koether of Asset Value Fund Limited Partnership.


                                     [LETTERHEAD]


June 16, 1998

VIA FAX (908-234-9355) AND FEDEX

Mr. Paul O. Koether
Asset Value Fund Limited Partnership
376 Main Street
P.O. Box 74
Bedminster, New Jersey 07921

Re:  CORTECH, INC.

Dear Mr. Koether:

As I indicated to you in my letter of last week, I was in the process of speaking with a number of Cortech's large shareholders as well as Cortech's Board of Directors. That process has now been completed and I am in a position to respond to your letter of May 29.

Based upon my conversations with other large shareholders and present Board members, I have a suggestion for action at the next Annual Meeting that I believe will best position Cortech to address the critical choices it faces in the period ahead and will, hopefully, also address your expressed desire to obtain representation on the Cortech Board.

At the Annual meeting, the Board is prepared to seek an amendment to Cortech's Certificate of Incorporation which will provide for declassification of the Company's Board of Directors. Accordingly, commencing with the Annual Meeting, all directors would be elected annually to hold office for one-year terms. I propose that you stand for election as a Director along with myself, incumbent Charles Cohen, Ph.D., Edward Finkelstein and John Papp, M.D. (all four of us have agreed to serve together as Directors). As you know, Mr. Finkelstein and his associates have a significant ownership stake in Cortech, and Dr. Papp is familiar with Cortech's intellectual property from his service as a Director of CDC, a research and development affiliate of Cortech.

You will note that my proposal contemplates a majority of new members of the Cortech Board. I believe this new Board would be well positioned to chart Cortech's strategic course for the future. It does not, however, give you and your affiliates control of the Board. My discussions with other shareholders have indicated significant opposition to your attaining control of Cortech. Nevertheless, given present circumstances, I believe your stock holdings justify a voice in setting Cortech's future course and I hope you will agree to join the slate as I have proposed.

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Mr. Paul O. Koether
Page 2
June 16, 1998


Please let me know of your willingness to stand for election to the Board of Directors by Monday, June 22, so that we can file preliminary proxy materials for the Annual Meeting. If you have any questions in the interim, please do not hesitate to give me a call.


Very truly yours,

/s/ Bert Fingerhut

Bert Fingerhut, Chairman

cc:  Charles Cohen, Ph.D., Cortech Board Member
     Edward Finkelstein
     Donald Kennedy, Ph.D., Cortech Board Member
     Allen Misher, Ph.D., Cortech Board Member
     John Papp, M.D.
     David Snyder, Pillsbury, Madison and Sutro